PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	FEBRUARY 26, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP ANNOUNCES THE

CONSULTING ENGAGEMENT OF PETER J. BONI AS A SENIOR ADVISOR

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, announces the engagement of Peter J. Boni as a Senior Advisor to the Company, reporting to the CEO and the Board of Directors. His responsibilities will include working with management on strategy, corporate communications and partnering.

Peter Boni is Managing Principal of Kedgeway, a consulting practice chartered to assist both organizations and those who finance or lead them to build and grow their value and avoid, anticipate or overcome their obstacles to advance. Peter has a pedigree that he has earned over 30+ years as an organizational captain. During his career, he added nearly $5 billion of value as a science and technology CEO (public, private, IPO), consultant, director, and private equity/venture capital investor. Over a decade apart, in different regions and in separate categories, he was twice cited in Ernst & Young’s Entrepreneur of the Year competition, most recently in 2011 as Master Entrepreneur in Philadelphia.

In May of 2013, Peter retired from Safeguard Scientifics, a New York Stock Exchange traded company, after more than seven years as CEO. During his tenure, he repositioned the holding company to focus on segments of health care and technology. His team completed three IPOs and sales to strategic buyers such as Oracle, Eli Lilly, Shire, McKesson, Beckton Dickenson, Teva, Parametric Technology Corp. and GE, resulting in approximately $750 million of exits to date. During that period, Safeguard’s returns performed in venture capital’s top tier, and institutional ownership increased from approximately 25 percent to greater than 75 percent.

"There are few people that know more about operating a publicly traded company similar to our own than Peter Boni," said Douglas Jamison, CEO of Harris & Harris Group. "The opportunity to work with Peter and to gain access to his expertise and his network will be beneficial to Harris & Harris Group and our shareholders."

Boni added, "I’m excited to play a part in adding value in Harris & Harris Group’s unique platform that identifies, builds and commercializes innovation."

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.